CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Annual Report on Form 1-K, of our independent auditor’s report dated April 28, 2025, with respect to the audited balance sheets of PRC Equity Fund I, LLC for the year ended December 31, 2024, and the related consolidated statements of operations, changes in members’ deficit, consolidated cash flows and related notes to the financial statements for the period then ended.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

June 2, 2025